Founder Anthony Hsieh Named Executive Chairman of loanDepot, Inc.,
Industry Veteran Frank Martell Assumes Newly Created President and CEO Role

Hsieh has served as CEO and Chairman of loanDepot since inception and remains the Company’s largest shareholder; as President and CEO, Martell will lead the management team and oversee daily company operations

[FOOTHILL RANCH, Calif, Date] - loanDepot, Inc. (NYSE: LDI) (“loanDepot” or the “Company”) today announced an executive leadership addition designed to further fuel the Company’s premier position as a leading provider of homeownership products and services. loanDepot, Inc. Founder and Chairman Anthony Hsieh has been named Executive Chairman of the Company, while respected industry leader Frank Martell will join the Company as its new President and CEO, a newly-created role within the firm. In addition, Martell has also been appointed to the LDI Board of Directors.
As Executive Chairman, Hsieh will guide company strategy, complementing Martell’s overall company leadership, while maintaining his position as Chairman of the Board and the Company’s largest shareholder. As President and CEO of loanDepot, Inc., Martell will drive daily operations and lead the Company’s diversified multi-channel mortgage origination model, as well as the mello business unit which houses the Company’s ancillary product and service groups, including mellohome, melloinsurance, and mellotitle (CUSA / ACT). The Company’s executive management team will report to Martell.
“From our beginning, as a de novo start up in 2010, we have always made bold and timely decisions,” said Hsieh. “We built ourselves during a time when many other lenders were exiting the industry and grew to become a company that hundreds of thousands of customers rely upon each year. Across the industry, things are again changing, but in that, I see opportunity for loanDepot to continue to grow, add additional products and services and to gain additional market share. But, to do this, we must accelerate and recognize that, as the market contracts and consolidates, we must further digitize and provide an expanded product set and experience that meets the needs of our customers no matter where they are in their home buying and selling journey.”
“Given this, and after having guided loanDepot to the public markets through our IPO, I believe now is the right time for me to take an even more holistic strategic role with the Company. Frank’s appointment complements our existing management stack, and I believe that adding a transformative chief executive of his caliber will allow us to efficiently focus on our north star: serving customers the way they wish to be served across the entirety of their homeownership experience. The team and I are energized by this announcement, and we look forward to working with Frank.”
“I am thrilled to be joining Anthony and Team loanDepot and lead a company that is a nimble and innovative market leader poised to capitalize on the significant opportunities that lie ahead of us,” said Frank Martell. “loanDepot’s talented team, proprietary technology and scaled leading solutions across an intentionally diverse mix of channels put the Company in a great position to deliver incredible value to our customers, employees and shareholders. I look forward to working with the team and building on the spirit of innovation and service that is the loanDepot DNA.”
About Anthony Hsieh
Hsieh, known as an innovator with a passion for creating exceptional customer experiences, founded loanDepot in 2010, serving in the dual role of Chairman and CEO for the past 12 years. Under his leadership, loanDepot became the second-largest nonbank lender in the country, employing up to 10,000 team members, and disrupted the traditional home lending model -- most notably with the advent of mello®, the Company’s proprietary loan origination technology platform. During his tenure as CEO, Hsieh also oversaw the development of the Company’s sophisticated performance marketing engine, which generates more than one million customer contact points daily. Hsieh successfully took the Company public in February 2021, leveraging the Company’s unique position as the only nonbank lender of scale with a nationally recognized brand and diversified direct to consumer, in-market retail, joint venture and wholesale mortgage origination model.
About Frank Martell

Martell has over 30 years’ executive leadership experience in the marketing, financial services, and business information industries. Martell has a proven track record of delivering scaled market leadership and growth in revenues and profitability in the residential real estate and other industry verticals resulting in significant stakeholder value creation. Recognized for his leadership in the real estate industry, he has significant experience as a public company CEO and board director. Most recently, Martell served as Chief Executive Officer of CoreLogic from March 2017 to January 2022 following his tenure as the Company’s Chief Financial Officer and Chief Operating Officer. Until October 2021, Martell also served on the board of directors of the Mortgage Bankers Association. In 2016, HousingWire recognized him with the “HousingWire Vanguard” award for his distinguished leadership in the housing industry. He was named as the 2013 Outstanding CFO of a Public Company in Orange County by the Orange County Business Journal.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as the nation's second largest retail mortgage lender, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

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